Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Investor Relations Telephone: 712.732.4117

JOHN THUNE RESIGNS FROM FIRST MIDWEST BOARD OF DIRECTORS

(Storm Lake, Iowa – November 18, 2004) First Midwest Financial, Inc. (NASDAQ:CASH) congratulates John Thune on his election to the United States Senate from the state of South Dakota. Mr. Thune defeated incumbent Tom Daschle.

Since January 2003, Mr. Thune has served on the boards and related committees of First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, Security State Bank, and First Services Trust Company. Due to his election, Mr. Thune has informed First Midwest that he must resign all board and committee seats, effective November 12, 2004.

First Midwest and its affiliates have decided not to name a successor at this time. The Companies may or may not add an additional director in the future.

James S. Haahr, Board Chairman of First Midwest Financial, Inc., commented, “We would like to thank John Thune for his dedicated service to our company and wish him well as he serves South Dakota and our entire country in the Senate.”

At September 30, 2004, assets of First Midwest totaled $780.5 million. Shareholders’ equity totaled $47.3 million, or $18.98 per common share outstanding.

Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with five divisions: First Federal Northwest Iowa, Brookings Federal Bank, Iowa Savings Bank, First Federal Sioux Falls, and Meta Payment Systems. Security State Bank operates as a state-chartered commercial bank. Seventeen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota. During the first half of calendar 2005, First Midwest Financial, Inc., will change its name to Meta Financial Group, Inc. (pending shareholder approval). The Company’s stock will continue to trade on the NASDAQ National Market under the symbol “CASH”. For more information see www.fmficash.com.

This release may contain forward-looking statements which reflect management’s expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company’s forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.